UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2022

CEN BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-55557	-
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300-3295 Quality Way
Windsor, Ontario
Canada
N8T 3R9
(Address of principal executive offices, including zip code)

(519) 419-4958
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

☑
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2022, CEN Biotech, Inc., an Ontario, Canada corporation (the “Company”) entered into a securities purchase agreement (the “SPA”) with 1800 DIAGONAL LENDING LLC, a Virginia limited liability company (“Diagonal”), pursuant to which Diagonal purchased a convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $70,000. Pursuant to the SPA, the Company agreed to reimburse Diagonal $3,750 for Diagonal’s legal fees and due diligence fees in connection with entry into the SPA and the issuance of the Note. The SPA contains customary representations and warranties by the Company and Diagonal typically contained in such documents.

The maturity date of the Note is May 24, 2023 (the “Maturity Date”). The Note bears interest at a rate of 8% per annum, and a default interest of 22% per annum. Diagonal has the option to convert all of the outstanding amounts due under the Note into shares of the Company’s no par value per share common stock beginning on the date which is 180 days following the issuance date of the Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the default amount, as such term is defined under the Note. The conversion price under the Note for each share of common stock is equal to 65% of the lowest trading price of the Company’s common stock for the 10 prior trading days including the day upon which a notice of conversion is received by the Company. The conversion of the Note is subject to a beneficial ownership limitation of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. Failure of the Company to convert the Note and deliver the common stock when due will result in the Company paying Diagonal $2,000 per day for each day beyond such deadline.

Prior to the 180th day of the issuance date Note, the Company may prepay the Note in whole or in part, however if it does so between the issuance date and the date which is 60 days from the issuance date, the repayment percentage is 120%. If the Company prepays the Note between the 61st day after issuance and the 120th day after issuance, the prepayment percentage is 125%. If the Company prepays the Note between the 121st day after issuance and the 180 days after issuance, the prepayment percentage is 130%. After such time, the company can submit an optional prepayment notice to Diagonal, however the prepayment shall be subject to the agreement between the Company and Diagonal on the applicable prepayment percentage.

Pursuant to the Note, as long as the Company has any obligations under the Note, the Company cannot without Diagonal’s written consent, sell, lease or otherwise dispose of any significant portion of its assets which would render the Company a “shell company” as such term is defined in SEC Rule 144. Additionally, under the Note, any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

The Note contains standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The occurrence of any of the events of default, entitle Diagonal, among other things, to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon an Event of Default, interest shall accrue at a default interest rate of 22%, and the Company shall pay to the Diagonal an amount equal to the greater of (a) 150% of all amounts due and owing under the Note and (b) the highest number of shares of common stock issuable upon conversion of such amount at the highest closing price or the common stock during the default period, among other remedies for specific events of default.

The foregoing descriptions of SPA and Note, do not purport to be complete and are qualified in their entirety by the full text of the Forms of the of SPA and Note which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 3.02. The issuance of the securities described in Item 1.01 was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), in reliance upon exemptions from the registration requirements of the Act in transactions not involving a public offering. The Company intends to use the net proceeds of the Note, of $66,250, for general working capital purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1*	Form of Securities Purchase Agreement with 1800 Diagonal Lending LLC dated May 24, 2022.
10.2*	Form of Convertible Promissory Note issued to 1800 Diagonal Lending LLC dated May 24, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Filed herewith.
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CEN Biotech, Inc.

Date: May 27, 2022	By:	/s/ Brian S. Payne
Brian S. Payne
Chief Executive Officer (principal executive officer)